Exhibit 5.2

March 11, 2014

TreeHouse Foods, Inc.

2021 Spring Road, Suite 600

Oak Brook, Illinois 60523

Ladies and Gentleman:

We have acted as special counsel to S.T. Specialty Foods, Inc., a Minnesota corporation (“S.T. Foods”), in connection with the preparation and filing by TreeHouse Foods, Inc., a Delaware corporation (the “Company”), of the Company’s registration statement on Form S-3 (File No. 333-192440) filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale from time to time of the securities referred to therein. We have been informed that the Company will issue $400,000,000 aggregate principal amount of its 4.875% Senior Notes due 2022 (the “Notes”) pursuant to the Registration Statement and the Indenture, dated as of March 2, 2010 (the “Base Indenture”), by and among the Company, the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Fourth Supplemental Indenture, dated as of March 11, 2014 (the “Fourth Supplemental Indenture”), by and among the Company, the Subsidiary Guarantors and the Trustee (together with the Base Indenture, the “Indenture”). We have been informed that the Notes will be sold pursuant to an Underwriting Agreement, dated February 25, 2014 (the “Underwriting Agreement”), by and among the Company, the Subsidiary Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named in Schedule A thereto (the “Underwriters”). In connection with the sale of the Notes, S.T. Foods, a wholly owned subsidiary of the Company, will execute and deliver the Fourth Supplemental Indenture pursuant to which it will provide a guarantee of the Notes (the “Guarantee”).

We are members of the Bar of the State of Minnesota, and we have not considered, and do not express any opinion as to, the laws of any jurisdiction other than the Minnesota Business Corporation Act of the State of Minnesota as in effect on the date hereof and we do not express any opinion as to the effect of any other laws on the opinion stated herein. Without limiting the generality of the foregoing limitations (and without expanding in any way any of the opinions that are set forth in this letter), we express no opinion regarding the legality, validity, binding effect or enforceability of the Guarantee, any other securities, or any other agreement or document.

In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of, (i) the Second Amended and Restated Articles of Incorporation of S.T. Foods, as in effect on the date hereof, (ii) the Amended and Restated Bylaws of S.T. Foods, as in effect on the date hereof, (iii) the Registration Statement and (iv) the Indenture. We have also examined originals, or copies certified to our satisfaction, of such corporate records of S.T. Foods and other instruments, certificates of public officials and representatives of S.T. Foods and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of S.T. Foods.

On the basis of the foregoing, we are of the opinion that:

1. S.T. Foods is a corporation validly existing and in good standing under the laws of the State of Minnesota.

2. S.T. Foods has the requisite corporate power under the laws of the State of Minnesota to execute, deliver and perform the Guarantee contained in the Fourth Supplemental Indenture and the Fourth Supplemental Indenture has been duly authorized by the Board of Directors of the Subsidiary Guarantor under Minnesota corporate law and executed and delivered in accordance with such authorization by the Subsidiary Guarantor.

The opinions expressed herein are subject in all respects to the following additional assumptions, qualifications, limitations, conditions and exclusions:

1.	We express no opinion as to any securities other than the Guarantee. With respect to the Guarantee, we express no opinion as to enforceability.

2.	In rendering the opinions set forth in Paragraph 1 above, we have relied solely upon a Certificate of Good Standing issued by the Office of the Minnesota Secretary of State.

3.	We have assumed that the terms of the Guarantee and the Notes and of their issuance and sale, as applicable, will be duly established in conformity with the Indenture and reflected in appropriate documentation and, if applicable, executed and delivered by each party thereto, so as not to violate, conflict with or constitute or result in a breach under (a) any applicable law or public policy, (b) the organizational documents of the issuer thereof or (c) any agreement or instrument binding upon such issuer, and so as to comply with any requirement or restrictions imposed by any court or governmental body having jurisdiction over such issuer or applicable law or public policy.

4.	With respect to the Guarantee, we have assumed that S.T. Foods currently is, and at the time of the issuance of the Guarantee will be, a subsidiary of the Company and will receive adequate and sufficient consideration therefor, and such Guarantee will constitute valid and legally binding obligations of S.T. Foods enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention.

This opinion has been prepared solely in connection with the offer, issuance and sale of the Notes and the Guarantee pursuant to the terms of the Underwriting Agreement and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, or used, without our prior written consent.

We hereby consent to the filing of copies of this opinion as an exhibit to the Current Report on Form 8-K related to the issuance and sale of the Notes and the Guarantee and to the reference to us as local counsel under the heading “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In addition, we consent to Winston & Strawn LLP’s reliance as to matters of Minnesota law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the Guarantee, but only to the extent of the opinions specifically set forth herein. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Fredrikson & Byron, P.A.